Exhibit 99.1

For more information, contact:
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS CORPORATION REPORTS FIRST QUARTER 2008 RESULTS

BLOOMFIELD HILLS, Michigan, May 7, 2008 – TriMas Corporation (NYSE: TRS) today announced financial results for the quarter ended March 31, 2008. The Company reported quarterly revenues of $279.6 million, down 1.7% from the first quarter of 2007. First quarter 2008 income from continuing operations was essentially flat at $7.8 million, in comparison to the first quarter of 2007. The Company reported first quarter 2008 diluted earnings per share from continuing operations of $0.23, within the previously disclosed first quarter guidance range of $0.21 to $0.24 per share.

“During the first quarter of 2008, our diverse group of businesses reported mixed results,” said Grant H. Beard, TriMas’ President and Chief Executive Officer. “Our Energy Products segment accomplished significant growth in sales and operating profit of 17.4% and 23.4%, respectively, as a result of increased demand and new product introductions. Sales in our Industrial Specialties segment increased 5.7%, led by growth in our aerospace fastener business. Our Packaging Systems segment was up slightly compared to the prior year quarter.”

“Our RV & Trailer Products and Recreational Accessories segments, however, faced continued difficult end market conditions in the United States, resulting from the decline in consumer discretionary spending, consumer confidence and credit availability,” Beard continued. “Despite the first quarter decline in sales and earnings in these segments, we believe these businesses continued to outperform the overall end market by increasing market share, cross-selling across channels and introducing new product content.”

“While the economic outlook for most of our businesses remains positive,” Beard noted, “we continue to experience weak end market demand within our RV & Trailer Products and Recreational Accessories businesses. We will continue to implement cost reduction and new product initiatives in an effort to build our market share and offset the economic headwinds. Looking forward, we will continue to focus on driving organic growth through new product development and geographic expansion initiatives, while remaining committed to diligently managing our costs to protect our earnings stream, generating cash flow and enhancing our balance sheet.”

First Quarter Results – From Continuing Operations

•                  Sales for the first quarter 2008 were down 1.7% to $279.6 million, as compared to $284.4 million in the first quarter of 2007. Sales in the Packaging Systems, Energy Products and Industrial Specialties segments were up 1.5%, 17.4% and 5.7%, respectively. Sales in the RV & Trailer Products and Recreational Accessories segments were down 5.1% and 15.3%, respectively, due to reductions in demand related to decreases in consumer discretionary spending and current economic conditions in the United States.

•                  Operating profit decreased 12.9% to $28.1 million, as compared to $32.3 million in the first quarter of 2007, due to lower sales volumes, most notably in the RV & Trailer Products and Recreational Accessories segments, lower absorption of fixed costs and a less favorable product sales mix, specifically in the Packaging Systems and RV & Trailer Product segments.

•                  Adjusted EBITDA(1) for the first quarter of 2008 decreased 8.1% to $37.6 million, as compared to $40.9 million in the first quarter of 2007.

•                  Income from continuing operations was essentially flat at $7.8 million, as compared to the first quarter of 2007.

•                  Diluted earnings per share decreased to $0.23 per share, as compared to $0.37 per share in the first quarter of 2007.  The number of diluted weighted average common shares increased from 20.8 million as of March 31, 2007 to 33.6 million as of March 31, 2008 due to the Company’s initial public offering in May 2007.

•                  Aggregate availability under the Company’s revolving credit and receivables securitization facilities was $121.9 million as of March 31, 2008.

(1) See Appendix I for reconciliation of Non-GAAP financial measure Adjusted EBITDA to the Company’s reported results of operations prepared in accordance with U.S. GAAP.

First Quarter Financial Summary

	Three months ended March 31,
(unaudited - in thousands, except per share amounts)	2008	2007
Sales	$279,560	$284,440
Operating profit	$28,110	$32,290
Income from continuing operations	$7,790	$7,750
Income (loss) from discontinued operations, net of income taxes	$80	$(700)
Net income	$7,870	$7,050
Adjusted EBITDA(1), continuing operations	$37,620	$40,920

Earnings (loss) per share - basic:
- Continuing operations	$0.23	$0.37
- Discontinued operations	—	(0.03)
- Net income	$0.23	$0.34
Weighted average common shares - basic	33,409,500	20,759,500

Earnings (loss) per share - diluted:
- Continuing operations	$0.23	$0.37
- Discontinued operations	—	(0.03)
- Net income	$0.23	$0.34
Weighted average common shares - diluted	33,551,645	20,759,500

Other Data - Continuing Operations:
- Depreciation and amortization	$10,700	$9,790
- Interest expense	$14,710	$18,860
- Other expense, net	$1,190	$1,160
- Income tax expense	$4,420	$4,520

(1) See Appendix I for reconciliation of Non-GAAP financial measure Adjusted EBITDA to the Company’s reported results of operations prepared in accordance with U.S. GAAP.

First Quarter Segment Results – From Continuing Operations

Packaging Systems - Sales for the first quarter increased 1.5% due to the continued demand for specialty dispensing products and other new products, as well as the favorable effects of currency exchange, partially offset by the decline in laminate and insulation product sales resulting from a weakening commercial construction end market. Sales of core industrial closure products were essentially flat for the first quarter of 2008, in comparison to the first quarter of 2007. Operating profit for the quarter declined slightly due to lower sales volumes and a less favorable product sales mix. The Company is focused on developing specialty dispensing product applications for growing end markets, including pharmaceutical, personal care and food/beverage markets, and expanding geographically to generate long-term growth.

Energy Products - Sales increased 17.4% for the first quarter due to the continued strong demand for specialty gaskets and related fastening hardware to the refinery and petrochemical industries, as well as robust growth in engines and related products resulting from increased engine demand in the Western United States and Canada oil and natural gas markets and new product introductions. Operating profit for the quarter increased in line with higher sales volumes. The Company plans to continue to launch new products to complement its engine business, while expanding its gasket business internationally.

Industrial Specialties - Sales for the first quarter increased 5.7% due to increased demand, most notably in the aerospace fastener business. The segment also benefited from sales growth in the industrial cylinder and precision cutting tools businesses and the August 2007 acquisition of a medical device manufacturer. Operating profit for the quarter was flat as profits related to higher sales volumes were offset by increased expenditures to invest in growth initiatives and lower absorption of fixed costs in the specialty fittings business. The Company plans to drive growth in this segment by developing specialty products for growing end markets such as medical and aerospace, while continuing to expand international sales efforts.

RV & Trailer Products - Sales for the first quarter declined 5.1% due to continued weak demand in certain end markets and higher customer inventory levels across the majority of the U.S. market channels. Sales from Australia, Southeast Asia and Canada were up in the first quarter of 2008, compared to the first quarter of 2007. Operating profit decreased 57.4% due to the decline in sales, a  less favorable product sales mix and lower absorption of fixed costs as the Company reduced production to manage inventory levels. The Company’s focus in this segment is to aggressively manage costs, while continuing to leverage strong brand positions for increased market share, cross-sell the product portfolio into all channels and expand internationally.

Recreational Accessories - Sales decreased 15.3% for the first quarter, as the Company continued to experience weak consumer demand for towing products and accessories. In addition, the first quarter of 2007 was positively impacted by an inventory pipeline fill in support of a new retail program that did not recur in the first quarter of 2008. Operating profit declined 48.8% as a result of lower sales volumes and the lower absorption of fixed costs as the Company reduced production to manage inventory levels. The Company plans to continue to manage costs, increase market share in the United States and Canada, and pursue new market opportunities in select international markets.

Financial Position

TriMas ended the quarter with total debt of $616.5 million and funding under its receivables securitization facility of $56.3 million for a total of $672.8 million. Total debt and receivables securitization decreased by $95.1 million when compared to March 31, 2007. TriMas ended the quarter with cash of $5.5 million and $121.9 million of aggregate availability under its revolving credit and receivables securitization facilities.

Outlook

In its March 13, 2008 fourth quarter earnings release, TriMas provided a full year 2008 diluted earnings per share from continuing operations guidance range of $0.85 to $0.95 per share. The Company also provided a full year 2008 net income from continuing operations range of $28.5 million to $31.9 million. First quarter results met the Company’s expectations, and 2008 guidance remains as previously announced.

This outlook does not include the impact of any future unidentified restructuring charges and divestitures or acquisitions of operating assets that may occur from time to time due to management decisions and changing business circumstances. The outlook above also does not include the impact of any potential future non-cash impairment charges of goodwill, intangibles and fixed assets. This outlook also excludes benefit costs related to contractual obligations to Metaldyne or discontinued operations. The Company is currently unable to forecast the likelihood of occurrence, timing and/or magnitude of any such amounts or events. See also “Cautionary Notice Regarding Forward-Looking Statements” below.

Conference Call Information

TriMas Corporation will host its first quarter 2008 earnings conference call today, Wednesday, May 7, 2008 at 10:00 a.m. EDT. The call-in number is (866) 802-4355. Participants should request to be connected to the TriMas Corporation first quarter conference call (reservation number 1235805). The presentation that will accompany the call will be available on the Company’s website at www.trimascorp.com prior to the call.

The conference call will also be webcast simultaneously on the Company’s website at www.trimascorp.com. A replay of the conference call will be available on the TriMas website or by dialing (866) 837-8032 (reservation number 1235805) beginning May 7th at 1:00 p.m. EDT through May 14th at 11:59 p.m. EDT.

Cautionary Notice Regarding Forward-looking Statements

This release contains “forward-looking” statements, as that term is defined by the federal securities laws, about our financial condition, results of operations and business.  Forward-looking statements include: certain anticipated, believed, planned, forecasted, expected, targeted and estimated results along with TriMas’ outlook concerning future results.  When used in this release, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” or future or conditional verbs, such as “will,” “should,” “could,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements.  All forward-looking statements, including without limitation, management’s examination of historical operating trends and data, are based upon our current expectations and various assumptions.  Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for these views.  However, there can be no assurance that management’s expectations, beliefs and projections will be achieved.  These forward-looking statements are subject to numerous assumptions, risks and uncertainties and accordingly, actual results may differ materially from those expressed or implied by the forward-looking statements.  We caution readers not to place undue reliance on the statements, which speak to conditions only as of the date of this release.  The cautionary statements set forth above should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.  We do not undertake any obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Risks and uncertainties that could cause actual results to vary materially from those anticipated in the forward-looking statements included in this release include general economic conditions in the markets in which we operate and industry-based factors such as: technological developments that could competitively disadvantage us, increases in our raw material, energy, and healthcare costs, our dependence on key individuals and relationships, exposure to product liability, recall and warranty claims, compliance with environmental and other regulations, and competition within our industries.  In addition, factors more specific to us could cause actual results to vary materially from those anticipated in the forward-looking statements included in this release such as our substantial leverage, limitations imposed by our debt instruments, our ability to successfully pursue our stated growth strategies and opportunities, as well as our ability to identify attractive and other strategic acquisition opportunities and to successfully integrate acquired businesses and complete actions we have identified as providing cost-saving opportunities.

About TriMas

Headquartered in Bloomfield Hills, Michigan, TriMas Corporation is a diversified growth company of specialty niche businesses manufacturing a variety of highly engineered products for commercial, industrial and consumer markets worldwide. TriMas is organized into five strategic business segments: Packaging Systems, Energy Products, Industrial Specialties, RV & Trailer Products and Recreational Accessories. TriMas has approximately 5,000 employees at 80 different facilities in 10 countries. For more information, visit www.trimascorp.com.

TriMas Corporation
Consolidated Balance Sheet
(Unaudited — dollars in thousands)

	March 31,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$5,510	$4,800
Receivables, net	106,390	89,370
Inventories, net	192,940	190,590
Deferred income taxes	18,860	18,860
Prepaid expenses and other current assets	6,970	7,010
Assets of discontinued operations held for sale	2,990	3,330
Total current assets	333,660	313,960
Property and equipment, net	197,220	195,120
Goodwill	379,910	377,340
Other intangibles, net	212,930	214,290
Other assets	25,720	27,280
Total assets	$1,149,440	$1,127,990

Liabilities and Shareholders’ Equity
Current liabilities:
Current maturities, long-term debt	$9,160	$8,390
Accounts payable	134,940	121,860
Accrued liabilities	66,040	71,830
Liabilities of discontinued operations	1,360	1,450
Total current liabilities	211,500	203,530
Long-term debt	607,290	607,600
Deferred income taxes	73,900	73,280
Other long-term liabilities	35,170	35,090
Total liabilities	927,860	919,500
Preferred stock $0.01 par: Authorized 100,000,000 shares; Issued and outstanding: None	—	—
Common stock, $0.01 par: Authorized 400,000,000 shares; Issued and outstanding: 33,409,500 shares at March 31, 2008 and December 31, 2007, respectively	330	330
Paid-in capital	526,250	525,960
Accumulated deficit	(366,100)	(373,970)
Accumulated other comprehensive income	61,100	56,170
Total shareholders’ equity	221,580	208,490
Total liabilities and shareholders’ equity	$1,149,440	$1,127,990

TriMas Corporation
 Consolidated Statement of Operations
 (Unaudited — dollars in thousands, except for share amounts)

	Three months ended
	March 31,
	2008	2007
Net sales	$279,560	$284,440
Cost of sales	(206,220)	(206,440)
Gross profit	73,340	78,000
Selling, general and administrative expenses	(45,120)	(45,540)
Loss on dispositions of property and equipment	(110)	(170)
Operating profit	28,110	32,290
Other expense, net:
Interest expense	(14,710)	(18,860)
Other, net.	(1,190)	(1,160)
Other expense, net	(15,900)	(20,020)

Income from continuing operations before income tax expense	12,210	12,270
Income tax expense.	(4,420)	(4,520)
Income from continuing operations	7,790	7,750
Income (loss) from discontinued operations, net of income tax benefit (expense)	80	(700)
Net income	$7,870	$7,050

Earnings (loss) per share - basic:
Continuing operations	$0.23	$0.37
Discontinued operations, net of income tax benefit (expense)	—	(0.03)

Net income per share	$0.23	$0.34

Weighted average common shares - basic	33,409,500	20,759,500

Earnings (loss) per share - diluted:
Continuing operations	$0.23	$0.37
Discontinued operations, net of income tax benefit (expense)	—	(0.03)

Net income per share	$0.23	$0.34

Weighted average common shares - diluted	33,551,645	20,759,500

TriMas Corporation
Consolidated Statement of Cash Flows
(Unaudited — dollars in thousands)

	Three months ended
	March 31,
	2008	2007
Net income	$7,870	$7,050
Adjustments to reconcile net income to net cash provided by operating activities, net of acquisition impact:
Loss on dispositions of property and equipment	110	380
Depreciation	6,850	5,930
Amortization of intangible assets	3,900	3,910
Amortization of debt issue costs	600	730
Deferred income taxes	—	660
Non-cash compensation expense	290	70
Net proceeds from sale of receivables and receivables securitization	18,830	28,750
Increase in receivables	(34,920)	(51,930)
Increase in inventories	(1,790)	(5,700)
Decrease in prepaid expenses and other assets	1,670	1,910
Increase in accounts payable and accrued liabilities	6,400	35,910
Other, net	(120)	(730)
Net cash provided by operating activities, net of acquisition impact	9,690	26,940

Cash Flows from Investing Activities:
Capital expenditures	(6,190)	(6,580)
Acquisition of leased assets	—	(12,900)
Acquisition of businesses, net of cash acquired	(2,400)	—
Net proceeds from disposition of businesses and other assets	—	4,000
Net cash used for investing activities	(8,590)	(15,480)

Cash Flows from Financing Activities:
Repayments of borrowings on term loan facilities	(2,080)	(860)
Proceeds from borrowings on revolving credit facilities	156,580	144,150
Repayments of borrowings on revolving credit facilities	(154,890)	(154,450)
Net cash used for financing activities	(390)	(11,160)

Cash and Cash Equivalents:
Increase for the period	710	300
At beginning of period	4,800	3,600

At end of period	$5,510	$3,900

Supplemental disclosure of cash flow information:
Cash paid for interest	$5,930	$6,630

Cash paid for taxes	$2,390	$2,260

TriMas Corporation

 Company and Business Segment Financial Information

Continuing Operations

(Unaudited – dollars in thousands)

	Three months ended
	March 31,
	2008	2007
Packaging Systems
Net sales	$54,570	$53,750
Operating profit	$8,880	$9,000
Operating profit as a % of sales	16.3%	16.7%

Energy Products
Net sales	$48,800	$41,580
Operating profit	$7,910	$6,410
Operating profit as a % of sales	16.2%	15.4%

Industrial Specialties
Net sales	$53,470	$50,590
Operating profit	$11,160	$11,220
Operating profit as a % of sales	20.9%	22.2%

RV & Trailer Products
Net sales	$50,670	$53,410
Operating profit	$2,750	$6,460
Operating profit as a % of sales	5.4%	12.1%

Recreational Accessories
Net sales	$72,050	$85,110
Operating profit	$2,630	$5,140
Operating profit as a % of sales	3.7%	6.0%

Corporate Expenses and Management Fees	$(5,220)	$(5,940)

Total Company
Net sales	$279,560	$284,440
Operating profit	$28,110	$32,290
Operating profit as a % of sales	10.1%	11.4%

Other Data:
- Depreciation and amortization	$10,700	$9,790
- Interest expense	$14,710	$18,860
- Other expense, net	$1,190	$1,160
- Income tax expense	$4,420	$4,520

Appendix I

TriMas Corporation

Reconciliation of Non-GAAP Measure Adjusted EBITDA

(Unaudited – dollars in thousands)

	Three months ended
	March 31,
	2008	2007
Net income	$7,870	$7,050
Income tax expense	4,480	4,980
Interest expense	14,760	18,860
Depreciation and amortization	10,750	9,840

Adjusted EBITDA(1), total company	37,860	40,730

Adjusted EBITDA(1), discontinued operations	240	(190)

Adjusted EBITDA(1), continuing operations	$37,620	$40,920

(1)The Company defines Adjusted EBITDA as net income (loss) before cumulative effect of accounting change, interest, taxes, depreciation, amortization, non-cash asset and goodwill impairment write-offs, and non-cash losses on sale-leaseback of property and equipment.  Lease expense and non-recurring charges are included in Adjusted EBITDA and include both cash and non-cash charges related to restructuring and integration expenses.  In evaluating our business, management considers and uses Adjusted EBITDA as a key indicator of financial operating performance and as a measure of cash generating capability.  Management believes this measure is useful as an analytical indicator of leverage capacity and debt servicing ability, and uses it to measure financial performance as well as for planning purposes.  However, Adjusted EBITDA should not be considered as an alternative to net income, cash flow from operating activities or any other measures calculated in accordance with U.S. GAAP, or as an indicator of operating performance.  The definition of Adjusted EBITDA used here may differ from that used by other companies.